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                                                                      EXHIBIT 12

                     LEHMAN BROTHERS INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                             FOR THE TWELVE MONTHS ENDED NOVEMBER 30
                                                       ----------------------------------------------------
                                                         1997       1998       1999       2000       2001
                                                       --------   --------   --------   --------   --------
Pre-tax earnings from continuing operations..........  $   593    $   847    $ 1,013    $ 1,617    $ 1,129

Add: Fixed charges (excluding
  capitalized interest)..............................   12,233     14,746     12,552     16,076     13,510
                                                       -------    -------    -------    -------    -------
Pre-tax earnings before fixed charges................   12,826     15,593     13,565     17,693     14,639
                                                       =======    =======    =======    =======    =======

Fixed charges:
  Interest...........................................   12,216     14,730     12,535     16,059     13,485
  Other(a)...........................................       19         20         17         17         25
                                                       -------    -------    -------    -------    -------
    Total fixed charges..............................  $12,235    $14,750    $12,552    $16,076    $13,510
                                                       =======    =======    =======    =======    =======

RATIO OF EARNINGS TO FIXED CHARGES...................     1.05       1.06       1.08       1.10       1.08

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(a) Other fixed charges consist of the interest factor in rentals and capitalized interest.